Exhibit 99.1

Contact: John E. Vollmer III
Chief Financial Officer
Patterson-UTI Energy, Inc.
(281) 765-7100

Patterson-UTI Energy Reports Financial Results for
Three and Nine Months Ended September 30, 2009

HOUSTON, October 29, 2009 — Patterson-UTI Energy, Inc. (Nasdaq: PTEN) today reported financial results for the three and nine months ended September 30, 2009. The Company reported a net loss for the third quarter of 2009 of $18.6 million, or $0.12 per share, compared to net income of $109 million, or $0.69 per share, for the third quarter of 2008. Revenues for the quarter ended September 30, 2009 were $176 million, compared to $609 million for the quarter ended September 30, 2008.

The Company reported a net loss of $20.1 million, or $0.13 per share, for the nine months ended September 30, 2009, compared to net income of $268 million, or $1.71 per share, for the nine months ended September 30, 2008. Revenues for the first nine months of 2009 were $633 million, compared to $1.6 billion for the first nine months of 2008.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “Our average number of rigs operating increased in the third quarter ended September 30, 2009 to 73 rigs, including 70 in the United States and 3 in Canada. This compares to an average of 63 rigs operating in the second quarter of the year, including 61 in the United States and 2 in Canada. We currently have 93 rigs operating, including 88 in the United States and 5 in Canada.”

Mr. Wall added, “Average revenue per operating day for the three months ended September 30, 2009 was $16,800, compared to average revenue per operating day of $17,780 for the three months ended June 30, 2009. Average direct operating costs per operating day for the third quarter of 2009 were $10,630, compared to $9,960 for the three months ended June 30, 2009. As a result, average margin per operating day in the third quarter of 2009 was $6,170 compared to $7,820 for the second quarter of 2009.

“Our average rig count in the third quarter included 4 rigs that earned standby revenues of $3.4 million. This compares to an average of 7 rigs that earned standby revenues of $7.5 million in the second quarter. These rigs earned a discounted dayrate as they did not have crews and incurred lower costs than our working rigs. Accordingly, standby rigs reduced both average revenue and direct operating costs per operating day.

“During the third quarter of 2009 we had an average of approximately 28 rigs operating under term contracts (including the 4 rigs earning standby revenues). We expect to have an average of approximately 33 rigs (including 1 rig earning standby revenues) under term contracts for the remainder of the year. We expect to have an average of approximately 34 rigs in 2010 and 21 rigs in 2011 under existing long-term contracts.

“We have activated 16 new Apex™ rigs so far this year. We currently have term contracts for 6 additional new advanced technology Apex™ rigs,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI stated, “Our current working rig count in the United States has increased by 67%, or 35 rigs, from our average working rig count in June of this year. This increase includes the delivery of 9 new Apex™ rigs and reactivation of 26 rigs. The new Apex™ rigs were deployed to shale and unconventional resource plays. The reactivated rigs are primarily working in established conventional drilling areas.

“We are continuing to experience an increase in demand for our rigs as customers prepare for increased drilling activities in 2010. Consistent with the increase in demand, our spot market dayrates stabilized during the third quarter and have recently started to increase.”

Mr. Siegel added, “We are continuing to maintain tight control over costs, while investing in our fleet. We believe that we are well-positioned to react quickly and efficiently as conditions further improve. It is worth noting that our balance sheet at September 30, 2009 remains strong with $119 million in cash and no debt.”

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on December 30, 2009 to holders of record as of December 15, 2009.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the three and nine-month periods ended September 30, 2009 is scheduled for October 29, 2009 at 10:00 a.m. (EDT) / 9:00 a.m. (CDT) / 7:00 a.m. (PDT). The dial-in information for participants is 866-804-6927 (Domestic) and 857-350-1673 (International). The Passcode for both numbers is 97807424. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. Webcast participants should log on 10-15 minutes prior to the scheduled start time. Replay of the conference call will be available through November 12, 2009 at www.patenergy.com and at 888-286-8010 (Domestic) and 617-801-6888 (International). The Passcode for both numbers is 95876367. Telephone replay of the call will be available through November 2, 2009.

About Patterson-UTI

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company has approximately 350 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Alabama, Colorado, Arizona, Utah, Wyoming, Montana, North Dakota, South Dakota, Pennsylvania, West Virginia and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration in the global economic environment, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
REVENUES	$176,159	$608,532	$632,962	$1,639,369
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	117,640	357,038	398,102	979,375
Depreciation, depletion and impairment	70,131	67,998	209,335	197,397
Selling, general and administrative	15,871	17,469	48,091	52,212
Net gain on asset disposals/retirements	(898)	(505)	(548)	(3,040)
Other operating expenses	700	1,250	6,700	1,850

Total costs and expenses	203,444	443,250	661,680	1,227,794

OPERATING INCOME (LOSS)	(27,285)	165,282	(28,718)	411,575

OTHER INCOME (EXPENSE)
Interest income	53	601	318	1,437
Interest expense	(1,448)	(125)	(2,734)	(465)
Other	228	44	263	781

Total other income (expense)	(1,167)	520	(2,153)	1,753

INCOME (LOSS) BEFORE INCOME TAXES	(28,452)	165,802	(30,871)	413,328
INCOME TAX EXPENSE (BENEFIT)	(9,872)	57,056	(10,751)	145,751

NET INCOME (LOSS)	$(18,580)	$108,746	$(20,120)	$267,577

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(0.12)	$0.70	$(0.13)	$1.73

Diluted	$(0.12)	$0.69	$(0.13)	$1.71

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	152,242	154,266	151,975	153,617

Diluted	152,242	155,308	151,975	155,215

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.16	$0.15	$0.44

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Contract Drilling:
Revenues	$112,294	$498,510	$439,714	$1,335,494
Direct operating costs (excluding depreciation)	$71,035	$282,698	$254,306	$778,446
Selling, general and administrative	$1,087	$1,382	$3,169	$4,203
Depreciation	$60,083	$57,187	$176,024	$170,421
Operating income (loss)	$(19,911)	$157,243	$6,215	$382,424
Operating days	6,685	25,403	23,878	69,881
Average revenue per operating day	$16.80	$19.62	$18.42	$19.11
Average direct operating costs per operating day	$10.63	$11.13	$10.65	$11.14
Average rigs operating	73	276	87	255
Capital expenditures	$93,340	$125,892	$308,789	$260,918
Pressure Pumping:
Revenues	$41,687	$60,618	$113,408	$160,576
Direct operating costs (excluding depreciation)	$28,219	$36,576	$78,087	$97,587
Selling, general and administrative	$5,041	$6,109	$15,840	$17,550
Depreciation	$7,216	$5,073	$20,043	$13,850
Operating income (loss)	$1,211	$12,860	$(562)	$31,589
Total jobs	1,990	3,732	5,582	10,043
Average revenue per job	$20.95	$16.24	$20.32	$15.99
Average costs per job	$14.18	$9.80	$13.99	$9.72
Capital expenditures	$3,582	$17,607	$32,155	$48,255
Drilling and Completion Fluids:
Revenues	$16,488	$35,734	$64,585	$107,029
Direct operating costs (excluding depreciation)	$16,606	$33,426	$60,133	$93,408
Selling, general and administrative	$1,614	$2,478	$5,546	$7,621
Depreciation	$549	$754	$1,764	$2,202
Operating income (loss)	$(2,281)	$(924)	$(2,858)	$3,798
Capital expenditures	$179	$1,398	$185	$2,931
Oil and Natural Gas Production and Exploration:
Revenues	$5,690	$13,670	$15,255	$36,270
Direct operating costs (excluding depreciation, depletion and impairment)	$1,780	$4,338	$5,576	$9,934
Depreciation and depletion	$1,807	$3,132	$7,484	$8,366
Impairment of oil and natural gas properties	$249	$1,646	$3,339	$1,946
Operating income (loss)	$1,854	$4,554	$(1,144)	$16,024
Capital expenditures	$2,214	$7,852	$4,735	$16,807
Corporate and Other:
Selling, general and administrative	$8,129	$7,500	$23,536	$22,838
Depreciation	$227	$206	$681	$612
Other operating expenses	$700	$1,250	$6,700	$1,850
Net gain on asset disposals/retirements	$898	$505	$548	$3,040
Capital expenditures	$4,762	$351	$4,762	$351
Total capital expenditures	$104,077	$153,100	$350,626	$329,262

	September 30,	December 31,
	2009	2008
Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$119,243	$81,223
Current assets	$435,729	$641,374
Total assets	$2,644,971	$2,712,817
Current liabilities	$198,567	$302,613
Borrowings outstanding under line of credit	$—	$—
Working capital	$237,162	$338,761